Exhibit 99.1

Southern Connecticut Bancorp, Inc.

Press Release

For More Information Contact:
John H. Howland
Executive Vice President & Chief Operating Officer
(203) 782-1100

Southern Connecticut Bancorp, Inc. Completes Sale of New London Branch

New Haven, Connecticut (March 6, 2008) – Southern Connecticut Bancorp, Inc. (AMEX:SSE), the holding company for The Bank of Southern Connecticut announced today the completion of the sale of its branch known as The Bank of Southeastern Connecticut, a division of The Bank of Southern Connecticut located in New London, Connecticut.  The branch was purchased by Savings Institute Bank and Trust Company, a wholly-owned subsidiary of SI Financial Group, Inc. (NASDAQ Global Market: SIFI).

The sale of this branch is part of an overall profitability enhancement program and expense saving initiative instituted by the Board of Directors and Management of the Company.  The Bank of Southern Connecticut plans to use the proceeds from this transaction to support its operations in the greater New Haven market.

About Southern Connecticut Bancorp, Inc.

Southern Connecticut Bancorp, Inc. is a commercial bank holding company dedicated to serving the banking needs of businesses located in the greater New Haven area.  Southern Connecticut Bancorp owns 100% of The Bank of Southern Connecticut, headquartered in New Haven Connecticut.  The Bank of Southern Connecticut is a provider of commercial banking services to a client base of small to midsized companies with annual sales typically ranging from $1,000,000 to $30,000,000.  The Bank’s services include a wide range of deposit, loan and other basic commercial banking products along with a variety of consumer banking products.  The Bank currently operates four branches, two in New Haven, Connecticut, one in Branford, Connecticut and one in North Haven, Connecticut.

Certain statements contained in this release and in other written materials and statements we may issue, including without limitation statements containing the word “believes”, “anticipates”, “intends”, “expects”, “estimates”, “could”, “would”, “will”, or words of similar import, constitute forward-looking statements within the meaning of the federal securities laws.

Such forward-looking statements involve risks, uncertainties and other factors that may cause our actual future results, performance or achievements to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include, among others, a limited operating history and volatility of earnings, our dependence on our executive management and Board of Directors, our business concentration in small to midsized businesses in the New Haven, Connecticut area, as well as changes in our business, competitive market and regulatory conditions and strategies. Additional information concerning factors that could impact forward-looking statements can be found in the company’s periodic public filings with the Securities and Exchange Commission.  Given these uncertainties, readers are cautioned not to place any undue reliance on such forward-looking statements. We disclaim any intent or obligation to update these forward-looking statements to reflect facts, assumptions, circumstances or events that occur after the date on which such forward-looking statements were made.